                          EXHIBIT 99
News Release


NASDAQ:        OKEN
FOR RELEASE:   Immediately
DATE:          April 30, 1997
CONTACTS:      Tanya Berg
               Old Kent Financial Corporation
               (616) 771-4364

               John Langenfeld
               First National Bank of Omaha
               (402) 341-0500


OLD KENT FORMS CREDIT CARED ALLIANCE WITH FIRST NATIONAL
BANK OF OMAHA

     GRAND RAPIDS, MICHIGAN - Old Kent Bank announced today that it has signed an agreement to form a credit card alliance with First National Bank of Omaha. The transaction includes the sale of approximately $280 million in Old Kent credit card outstandings to First National. First National Bank of Omaha is headquartered in Omaha, Nebraska and services approximately $3 billion in credit card outstandings.

     The transaction is subject to regulatory approval and is expected to be completed in early June. Specific terms of the agreement were not disclosed. Old Kent will continue to provide its customers with a variety of Old Kent branded credit card options through its alliance with First National.
     In making the announcement, David J. Wagner stated, "First National has considerable expertise in the credit card business and an outstanding reputation for quality service. We look forward to bringing our customers enhanced levels of service and expanded product options as a result of this new alliance." Although the financial impact of the proposed transaction will not be confirmed until closing, Mr. Wagner added that Old Kent expects to recognize a gain on the sale and also anticipates a positive impact on the Corporation's ongoing operations.

     First National began issuing credit cards in 1953 and is now one of America's largest credit card centers. The company has been active in agent bank card issuing programs for more than 30 years.

     Old Kent Financial Corporation is a bank holding company headquartered in Grand Rapids, Michigan, whose affiliated banks operate 203 full service offices in Michigan and 24 in Illinois. Old Kent had total assets of $13.2 billion at March 31, 1997.

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